Exhibit 10.1

Monternet SMS Cooperation Agreement

Party A: Beijing China Mobile Communications Company Limited

Legal Representative: Sha Yuejia

Communication address: No. 58, Dongzhong Street, Dongcheng District, Beijing

Post code: 100027

Telephone: 65546699

Fax: 65541330

Opening Bank:

Account No:

and

Party B: Guangzhou NetEase Computer System Co., Ltd.

Legal Representative: Ding Lei

Communication address: Room 1901, Block East 3, Oriental Plaza, No. 1 Changan Street, Dongcheng District, Beijing

Post code: 100738

Telephone: 01085180163

Fax: 01085183617

Opening Bank: Guangzhou Haoshijie Branch Office, Agricultural Bank of China

Account No: 037601040000947

Beijing China Mobile Communications Company Limited (hereinafter referred to as the “Party A”) is a mobile communications operator and mobile data service provider to provide open communications channels services to the application providers with a fee.

Guangzhou NetEase Computer System Co., Ltd. (hereinafter referred to as the “Party B”) is a company engaged in value-added communications services approved by telecommunication authorities to provide SMS value-added services to subscribers of Party A.

For the purposes of giving better application services to subscribers, the parties have reached the following agreement with respect to Monternet SMS cooperation in accordance with the principles of equal benefit, advantage sharing, and mutual development.

Article 1 Overview of Cooperation

1. Basic conditions for cooperation

(1) Party B shall be in full compliance with the requirements provided under the Edict of State Council of the People’s Republic of China (No. 292), Internet Contents/Application Services Administration Measures, having the qualifications to operate internet information services, capable to provide integrated after-sale services, and having legal and reliable information sources.

(2) If Party B is a partner of local category of Party A, Party B shall use Party A’s SMS channel to provide Monternet SMS services only to subscribers of China Mobile in the Beijing area.

(3) Party B shall provide to Party A detailed business description and marketing plan in writing in a timely manner.

(4) Party A shall conduct regular review on Party B according to administration measures of Monternet and, if Party B fails pursuant to review criteria, Party A may terminate cooperation with Party B.

Article 2 Rights and Obligations

1. Party A’s Rights and Obligations

(1) Party A shall permit Party B to use Party A’s SMS gateway to provide value-added SMS services to subscribers. Party A has the right to adjust SMS service volume according to the capacity of its SMS center and, if such adjustment may affect Party B’s business, Party A shall inform Party B of such adjustment in timely manner.

(2) Party A shall provide complete GSM communications system and ensure its stability and smoothness. Party B shall inform Party A of any breakdown found with the system and Party A shall resolve such problem promptly to prevent disruption of Party B’s operation.

(3) Party A shall make accessible to Party B relevant technology agreement standards and interface standards relating to SMS gateway platform and technical files required for communications between the parties so as to solve relevant problems encountered by Party B on communications.

(4) Party A shall contribute the hardware and software system required for SMS platform and bear operation expenses relating thereto.

(5) Party A shall reform its billing system, including a fee collection system with banks and relevant hardware and software.

(6) Party A shall bill and collect fees on behalf of Party B. Party A shall have the right to examine the businesses of Party B to ensure accuracy of billing information. Party A shall provide to subscribers clear invoice for any billing and billing statement if required by subscribers.

(7) Party A shall, if conditions permit, provide to Party B information relating to invalid subscribers of Monternet (the subscribers whose number has been cancelled, or whose mobile phone service has been suspended, or who has defaulted in fee payment) to enable Party B to undertake corresponding treatment for such subscribers.

(8) Both parties shall jointly undertake marketing and promotion work.

2. Party B’s Rights and Obligations:

(1) Party B shall be responsible for the construction and maintenance of its own hardware and software, including without limitation all hardware equipment, system commissioning, connecting, maintenance, daily service management, market promotion and expenses.

(2) Party B shall provide to subscribers of China Mobile contents and application services within the agreed scope. Party B shall ensure its information source legal, timely and reliable. Party B shall ensure its contents in compliance with state regulations, policies and orders, and shall bear all consequences arising from any violation thereof.

(3) Party B shall provide a website at http://www.163.com as the customized interface for subscribers to understand Party’s contents and services. Such interface shall include at least such basic functions of certification, addition, cancellation, modification and inquiry. Inquiry for an information tariff shall also be provided at the webpage. Party B shall provide to subscribers a clear tariff which shall be stable, no shorter than six months. Party B shall keep business records of all subscribers for at least three months and keep for perpetuity the ordering record of subscribers, and also provide Party A with the connection point for business inquiry.

(4) Party B shall take necessary measures to control invalid subscribers of Monternet and, to promote normal development of Monternet business, shall not knowingly send any information to such subscribers

(5) If Party B’s system fails and such failure affect Party A’s communications system, Party B shall subject to Party A’s adjustment which is aimed to restore stability of SMS services. Any dispute with subscribers arising therefrom shall be settled and any consequences resulting from such dispute shall be borne by Party B.

(6) Party B shall not publish such irrelevant information as advertisement on the communications channel provided by Party B. Party B shall reinforce examination of SMS contents and restrict the number of group SMS (no more than two pieces each time) and number of SMS within a certain time (no more than 100 pieces within an hour); Party B shall take effective technology measures to prevent hacker attack, stealth of secrets, illegal use of webpage and other illegal activities that may jeopardize information security of Monternet.

(7) During the term of this Agreement, Party B shall provide Party A with reports on the subscriber development, subscriber category, subscriber habit, business forecast and subscriber information necessary for the administration of Party B’s services no later than the 5th of each month. Details of a monthly report is described in Attachment 1. Party A owes confidential obligation to such information pursuant to Article 8.

(8) Both parties shall jointly undertake marketing and promotion work.

Article 3 Allocation of Rights and Obligations

1. Party B shall be responsible for subscriber complaints arising from the content of information, service, or bad communication between Party A and Party B. Party A shall be responsible for subscriber complaints concerning SMS gateway and SMS center. For detailed maintenance responsibilities, please see the following diagram:

[Diagram]

2. The content or applications provided by Party B shall exceed the service scope agreed upon by the parties, otherwise Party A shall have the right to terminate this agreement, and Party B shall be liable for breach hereof. Party A has the right to supervise the operation of Party B’s service, and Party B shall cooperate with Party A in this respect, so to avoid any damages to Party A’s normal operation arising from Party B’s service. In the event that Party B violates the provisions of this agreement in its service and causes any negative impact upon Party A’s normal operation, Party A shall have the right to terminate this agreement, and Party B shall be liable for such breach.

3. If Party B needs to increase or reduce certain service relating to the cooperation hereunder, or change the price of a certain service, it shall submit a written suggestion to Party A in advance. If Party A agrees with Party B in changing the price of a certain service, Party A shall notify Party B in writing to implement such change; if Party A agrees in writing that Party B can add a certain service, Party B shall conduct testing on the newly added service, and submit to Party A a testing report on a periodic basis. The proposed new service shall be introduced to the market only upon Party A’s examination and approval. For detailed provisions in this respect, please see Exhibit 2.

Article 4 Profit Distribution

1. Party A shall charge at 0.10 yuan per message to the communication fees arising from Party A’s cell phone subscriber using the SMS service provided in this agreement. In principle, Party B shall decide the information service fees arising from subscriber’s use of the services hereunder, and submit to China Mobile for approval. Party A propose a price cap (price cap for entry payment shall be 2 yuan per message, and price cap for monthly payment shall be 30 yuan per month). Party B shall submit the specific price that is standard to the authority in charge of pricing, and timely notify Party A of the relevant charging standard.

2. Party A shall provide Party B with the service of billing and collection of information service fees. In each billing month, all the information service fees of subscribers in Beijing shall be the receivable information service fees of Beijing area. Party A shall pay Party B at 85% of the information service fee receivable in the Beijing area, and shall assume the risk of defaulting of subscribers in this area. If Party B is a network cooperative partner of Party A (Party B provides Monternet SMS value-added service to the nationwide subscribers of China Mobile), the information service fees of other provinces and municipalities shall be information service fees receivable by mobile telecom companies of such provinces and municipalities. Mobile telecom companies of other provinces and municipalities shall collect such information service fees, and allocate to Party A according to the settlement ratio provided herein (that is, 85% of the information service fees receivable of the local mobile telecom company), and Party A shall transfer to Party B all the information service fees received from mobile telecom companies of other provinces and municipalities.

3. With respect to the unbalanced communication fees of each month arising from the difference between the number of messages that Party B sends to nationwide subscribers (downlinking SMS) and messages that subscribers send to Party B (uplinking SMS), Party A shall charge to Party B at 0.05-0.10 yuan per message. For details, please see the following table:

piece/month	Yuan/piece	X= (MT-MO)piece/month
Below 100k	0.08	X*0.08, minimum 2000 Yuan
100k-300k	0.07	(X-100k)*0.07+100k*0.08
300k-1mm	0.06	(X-300k)*0.06+200k*0.07+100k*0.08
Above 1mm	0.05	(X-1mm)*0.05+700k*0.06+200k*0.07+100k*0.08

Article 5 Method of Settlement

1. Settlement point: to be set up according to Party A’s requirement.

2. Method of settlement:

(1) Party B shall connect with Party A’s SMS center via Party A’s SMS gateway, billing data shall be based on the statistics of Party A’s SMS gateway. Settlement shall be conducted monthly between the 15th and 20th of the current month regarding the fess accrued from the first day to the last day of the previous month. Upon conclusion of the normal billing accounting period, Party A shall sum up the information service fees receivable by Party B for the current month, and the unbalanced communication fees payable to Party A, according to which the parties shall conduct settlement of service fees.

(2) The parties shall conduct settlement on the information service fees receivable in the current month that is indicated by Party A’s billing system. The amount for settlement shall be calculated at 85% of the information service fees less the unbalanced communication fees collected from Party B. If the net amount is a positive number, Party A shall pay the net amount to Party B, and receive a service invoice from Party B; if the net amount is a negative number, Party B shall pay the net amount to Party A, and receive a service invoice from Party A. The party receiving the payment shall issue and deliver an invoice to the paying party within three days after receipt of such payment (to be testified by the post mark of the local post office).

(3) The parties shall conduct the settlement and payment in strict compliance with the provisions concerning settlement method and settlement cycle. If any party fails to pay the settlement fees beyond the date of payment (20th of each month), such party shall pay the receiving party liquidated damages at 1% each day. If the defaulting party fails to pay the amount in arrears after two months upon notification, the receiving party shall have the right to file a lawsuit against the defaulting party, and the defaulting party shall be liable for the legal consequences arising therefrom.

Article 6 Promotion

1. Party A and Party B jointly carry out service promotions in the principle of mutual benefit and cooperation.

2. Party A shall in principle exclusively promote the “Monternet” service and its major applications, and shall not separately promote such Monternet services under the cooperation between the parties.

3. Party B shall be solely responsible for the promotion of its own brand and relevant Monternet services, and shall concurrently promote the “Monternet” brand. Party B shall strictly observe the specifications of the brand in the use of the “Monternet” logo, and shall not make any unauthorized change to the form or color thereof, and shall file with Party A for the records prior to the formal launch of the logo.

4. Party B shall not use the “Monternet” brand outside the scope of marketing of Monternet service, otherwise Party A shall have the right to require Party B cease the use of the brand and be liable for any consequences therefrom, and, if the case is serious, be prosecuted for criminal liabilities.

5. Party B shall indicate the customer service phone number or website, complaint E-mail on a significant place at the promotion materials and relevant media advertisement for Monternet the service. Party B shall not use the product of China Unicom’s competitors as the reward for Monternet service promotion.

Article 7 Customer Service

1. The Monternet SMS that subscribers receive shall be such information that subscribers have ordered or customized. Party B shall guarantee the healthiness and legality of the content of SMS in its provision of the SMS service. Party A has the right to examine the content of Party B’s SMS, and strengthen control on the content provided by Party B; for detailed method of management, please see Exhibit 3.

2. Party B shall guarantee that subscribers have fully understood the basic elements of Monternet service prior to the use thereof, which shall include price, frequency for SMS sending, method of use, and major content.

3. Party A shall be responsible for customer inquiry and complaint arising from the problem in the communication network.

4. With respect to the Monternet service, Party A’s customer service center 1860 and each major business hall shall be responsible for dealing with customer inquiry and complaint, among which, issues regarding to information content and service shall be diverted by Party A to the customer service center of Party B for a specific solution.

5. Party B shall establish a 24-hour service hotline, and shall notify its customers of the hotline on the website or promotional materials.

6. Party B shall appoint a person taking charge of customer complaint, and ensure that the complaint be responded to within one day of the complaint.

7. For the purpose of helping the subscribers understand the service provided by Party B, Party B shall process free of charge such downlinking SMS regarding service recommendation, customer service instruction and customer password acquisition, and shall not charge the customers for the information service fee in delivering service notice messages (such as price, customization confirmation, customer service hotline, and un-subscribing of service.

8. With respect to SMS service that charged the information service fee on a monthly basis, if the period for customers using the service is longer than half a month but less than one month, Party B may charge customers with the information service fee for the whole month; if the period for customers using the service is less than half a month, Party B shall not charge customers with the information service fee for the current month.

9. With respect to customers customizing service via the Internet, Party B shall display the basic element information about the service at a significant place on the web page prior to the customization by customers. Upon successful customization, Party B shall deliver an informative message which shall include “Acknowledgment to Customer,” “Confirmation of Successful Customization,” “Rate for Information Service Fee,” “Frequency of Message Delivery,” “Method of Service Un-subscription,” and “Customer Service Phone Number/Website.”

10. With respect to subscribers that customize service through cell phones, Party B shall send back informative messages to subscribers (including paid subscribers and third party subscribers), the content of which shall include “Acknowledgment to Customer,” “Confirmation of Successful Customization,” “Rate for Information Service Fee,” “Frequency of Message Delivery,” “Method of Service Un-subscription,” and “Customer Service Phone Number,” and “Website” (optional).

11. With respect to initial ordering obtained through ground marketing promotion (such as filling forms), Party B shall finally confirm the real ordering relationship only after sending a repeat confirmation message (basic element information about the service) and being confirmed by customers through a password.

Article 8 Termination of Cooperation

1. Party B shall not send any message to invalid subscribers of Monternet. If Party B knowingly sends any message to invalid subscribers of Monternet, Party A shall have the right to require Party B compensate the economic loss arising from subscribers’ defaulting in payment, and to terminate this Agreement and cooperation with Party B.

2. Party B shall be responsible to ensure that the content of SMS is not in violation of the “PRC Telecommunication Regulations,” “Administrative Measures on Internet Information Service,” and other relevant laws and regulations, and shall not distribute any information damaging the security and interest of the State or SMS containing reactionary or pornographic content; Party B shall ensure that the information provided shall not damage the corporate image of China Mobile; without Party A’s prior consent in writing, Party B shall not use the SMS port provided by Party A to send advertisement or other irrelevant information to mobile service subscribers. Upon an identified violation, Party B shall compensate Party A for economic loss, and Party A shall have the right to terminate this Agreement and the cooperation with Party B.

3. If Party A receives a customer complaint indicating that Party B has sent an unsolicited message, Party A shall notify Party B of such complaint, and Party B shall verify the reason thereof; Party A shall not charge a service fee to such customer, if any fee has been charged, it should be refunded to the customer. Party A has the right to terminate this Agreement and the cooperation with Party B according to the seriousness of the customer complaint of the current month.

4. For the purpose of guaranteeing the normal operation of Monternet service, Party B shall not directly or indirectly provide cross-operator SMS service, including domestic cross-operator and cross-border SMS service, and shall not provide services solely in the nature of a fee collection agent through Party A’s SMS system. Upon an identified violation, Party B shall compensate Party A for economic loss, and Party A shall have the right to terminate this Agreement and the cooperation with Party B.

5. If Party A receives a relevant customer complaint and delivers it to Party B for treatment, Party B shall be responsible for giving an initial reply to Party A’s customer service department within two hours thereafter, and verify the reason within one working day and resolve customer complaint in a satisfactory way. Party A has the right to deduct from distribution of the current at 500 yuan per customer complaint as the liquidated damages, and to terminate this Agreement and cooperation with Party B according to the seriousness thereof.

Article 9 Confidentiality

(1) “Proprietary Information” means such information received by one party from the other party (the “Disclosing Party”) that is developed, created, discovered or learned by the Disclosing Party, or transferred to the Disclosing Party, and is of commercial value to the business of the Disclosing Party, including but not limited to relevant commercial secret, intellectual property rights and technical know-how.

(2) The parties shall keep confidential any and all Proprietary Information, and without prior written consent of the Disclosing Party, shall not use or disclose such Proprietary Information such as technical secrets and commercial secrets to any third parties.

(3) Both parties shall be responsible to keep confidential this cooperation and the terms and conditions of this Agreement. Without prior written consent of the other Party, neither Party shall disclose to any third party details of the cooperation between the parties and the terms and conditions of this Agreement.

Article 10 Liability for Breach

The non-performance of any provision hereunder shall be deemed as breach of this Agreement. Upon the receipt by any party of a written notice specifying such breach, if such party confirms the existence of the breach, it shall rectify such breach within 20 days and notify the other party in writing; if such party believes that there is no breach, it shall submit to the other party an objection or notice in writing within 20 days, under which circumstance, the parties may negotiate on such issue, and, failing an agreement through negotiation, the breaching party shall bear economic loss to the non-breaching party arising from such breach.

Article 11 Force Majeure

Any party hereto shall not be held responsible for the other party’s economic losses or the failure or delay to perform all or any part of this Agreement due to force majeure events that could not be predicted and the result of which cannot be controlled or prevented. However, the party affected by such force majeure events shall promptly provide the other party with written notice of such occurrence and, within 15 days thereafter, send a valid certificate issued by the relevant authority explaining the details of such events and the reason for its failure or delay to perform all or any part of this Agreement. Upon elimination of such force majeure impact, either party or both parties shall continue the performance of this Agreement.

Article 12 Dispute Resolution

Disputes arising from or in connection with this Agreement shall be settled through negotiation between the parties, and failing such a negotiation, either party can submit the dispute to Beijing Arbitration Committee for arbitration according to the rules of arbitration. The award of such arbitration shall be final and biding upon both parties.

Article 12 Effectiveness, Modification and Renewal

(1) This Agreement shall become effective as of May 1, 2003, until October 31, 2003. If the parties have no objection to this Agreement during the term hereof, this Agreement shall renewed for another half year. If any party hereto arises any objection, it shall notify the other party in writing within 30 days prior to the expiration of this Agreement.

(2) This Agreement is 13 pages (Chinese version) in length, with 6 original duplicates, being executed and affixed with the official chop of both parties; each party holds 3 duplicates, each of which having the same legal effect.

(3) The exhibits of this Agreement constitute an integral part of this Agreement, with the same legal effect.

(4) During the term of this Agreement, the parties any modify relevant terms of this Agreement or terminate this Agreement through amicable negotiations. If any party hereto intends to modify or terminate this Agreement, it shall provide written notice to the other party at least 30 days in advance. The party unitarily terminates this Agreement shall be fully liable to compensate the other party for loss arising therefrom.

Party A: (official chop of Beijing China Mobile Communications Company Limited)

Representative of Party A: (signature)

Party B: (official chop of Guangzhou Netease Co., Ltd.)

Representative of Party B: (signature)

List of Exhibits:

Exhibit 1: Table of Monthly Statistic on Monternet Business

Exhibit 2: Workflow Regarding Addition of New Business

Exhibit 3: Procedures on the Administration of the SMS Contents of Monternet Business

Exhibit 1: Table of Monthly Statistic on Monternet Business

Table 1: SMS service of Entire Network

No	Enterprise Code of SP	Name of SP	Newly Registered Subscribers	Number of Subscribers This Month	Number of Paid Subscribers This Month	Number of Incoming and Outgoing SMS
1

Table 2: Regional SMS service

No	Enterprise Code of SP	Name of SP	Newly Registered Subscribers	Number of Subscribers This Month	Number of Paid Subscribers This Month	Number of Incoming and Outgoing SMS

Notes for Form Filling:

1. Number of newly registered subscribers: the number of newly registered subscribers logged in and registered at the server of a particular SP through various channels.

2. Number of subscribers this month: the number of subscribers who use the SMS service of SP at least once this month.

3. Number of paid subscribers this month: the number of registered subscribers who use fee-based service of SP this month.

4. Number of incoming and outgoing SMS: all SMS sent out from the server of SP and received by the gateway of our company this month.

5. Table 1 to be completed by a SP who applies for SMS service of entire network; Table 2 to be completed by a SP who applies for regional SMS service.

Exhibit 2: Workflow Regarding Addition of New Business

1. Party B shall make an application for new business in a standard form five days prior to the end of the preceding month. Any new business submitted after the deadline will be automatically carried forward to the next cycle.

2. Party A shall, within three working days from the receipt of the application with regard to new business from Party B, give a definite reply as to whether a test on business is allowed.

3. The testing period of Party B shall start from the date which is 25 days prior to the end of the preceding month. Party B shall send a testing report to Party A on a timely basis. Party A will do verification according to the testing report and shall send its feedbacks regarding the verification to Party B. Party A will not accept any testing report which has been submitted after the deadline;

4. If, the Parties confirm that the test is passed following its completion, Party A will, within five days thereafter, give a definite reply to Party B regarding the timing of the official operation of the business. In the case of failure, the test shall be terminated or a new test shall be conducted in the next cycle.

Remarks: If China Mobile Communications Corp. releases any related business administration procedures, these procedures shall prevail.

Exhibit 3: Procedures on the Administration of the SMS Contents of Monternet Business

CHAPTER 1 GENERAL PROVISIONS

Article 1 In order to ensure the healthy development of the projects of Monternet, safeguard the long-term interest of operators as well as cooperation parties, and to protect the legitimate interests of customers, Beijing China Mobile Communications Company Limited [FOREIGN LANGUAGE APPEARS HERE] hereby formulates these Procedures on the Administration of the SMS Contents of Monternet Services in accordance with the Procedures on Internet Information Services of the PRC and the Procedures on Examination and Administration of SMS Contents of Monternet Business of China Mobile Communications Corp.

Article 2 Based on the principles of equality and fairness, these Procedures shall deal with the supervision and administration of all the SMS contents provided by the services providers of Monternet in an open and transparent manner.

Article 3 These Procedures shall be supplemented and amended from time to time according to the changes of market and the latest version hereof shall prevail.

CHAPTER 2 REQUIREMENTS OF SMS CONTENTS

Article 4 SMS with text in any languages shall not be used for personal attack against the mobile phone subscribers of the company in an impolite and unhealthy manner.

Article 5 SMS with text in any languages shall not be used for inflicting damage to the image of China Mobile.

Article 6 SMS with text in any languages shall not be used for transmitting unhealthy ideas such as obscene or filthy messages.

Article 7 SMS with text in any languages shall not be used for misleading customers into deception, which, as a result, causes losses to them.

CHAPTER 3 INSPECTION METHOD

Article 8 Beijing China Mobile Communications Company Limited will carry out random checks on the SMS contents of Monternet’s services providers on an irregular basis.

Article 9 Beijing China Mobile Communications Company Limited will regularly conduct surveys to enable customers to show the degree of their satisfaction on the healthiness of the SMS contents of services providers.

Article 10 The customer service center 1860 operated by Beijing China Mobile Communications Company Limited shall be responsible for dealing with any complaints over SMS contents from customers.

CHAPTER 4 HANDLING METHOD

Article 11 After identifying and confirming unhealthy SMS contents from any channels, Beijing China Mobile Communications Company Limited will serve the services provider concerned with the first written warning and demand that it amend the contents in question within three days after the receipt thereof.

Article 12 If the service provider fails to make any amendment within the given time, Beijing China Mobile Communications Company Limited will serve it the second serious written warning and demand that it check and amend the contents on its SMS websites within three days after the receipt thereof.

Article 13 In the event that the service provider fails to amend its SMS contents after the second warning is given, Beijing China Mobile Communications Company Limited will, having regards to the seriousness of the case, impose punishments by terminating its contract with the services provider and requiring the amendment to be made within a particular time.

Article 14 If any services providers are found to have problems in various random checks, and customers have complained about them several times and the service providers committed the same mistakes repeatedly after remedies, Beijing China Mobile Communications Company Limited will, having regards to the seriousness of the case, impose punishments by terminating its contract with the services provider and requiring the amendment to be made within particular time.

CHAPTER 5 BYE-LAWS

Article 16 These Procedures shall be solely interpreted by the Marketing Department of Beijing China Mobile Communications Company Limited.

Article 17 These Procedures shall be implemented from the date of promulgation on May 2001.